                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                          Puritan-Bennett Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                          Puritan-Bennett Corporation
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................

- --------------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                           [LOGO OF PURITAN BENNETT]

                          Puritan-Bennett Corporation

                    Notice of Annual Meeting of Stockholders

                                 June 10, 1994

  Notice is hereby given that the Annual Meeting of stockholders of Puritan-Bennett Corporation will be held at the offices of the Company, 9401 Indian Creek Parkway, Suite 300, Overland Park, Kansas, on the 10th day of June 1994, at 10:00 a.m., for the following purposes.

     1. To elect two Class II directors to serve for a term of three years.

     2. To transact such other business as may properly come before the meeting.

  IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IN THE EVENT YOU ARE NOT PRESENT IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                              BY ORDER OF THE BOARD OF DIRECTORS

DANIEL C. WEARY                                 BURTON A. DOLE JR.
Secretary                                       Chairman, President and
                                                Chief Executive Officer

Overland Park, Kansas
May 3, 1994

- -------------------------------------------------------------------------------

                          Puritan-Bennett Corporation
                           9401 Indian Creek Parkway
                                   Suite 300
                        Overland Park, Kansas 66225-5905
                                 (913) 661-0444

- -------------------------------------------------------------------------------

                              Proxy  Statement for
                         Annual Meeting of Stockholders
                            To Be Held June 10, 1994

  The enclosed proxy is solicited by the Board of Directors of Puritan-Bennett Corporation (the "Company") for use at the Annual Meeting of stockholders of the Company to be held at the offices of the Company, 9401 Indian Creek Parkway, Suite 300, Overland Park, Kansas, on June 10, 1994, at 10:00 a.m. The proxy may be revoked at any time before it is exercised. It is expected that this proxy statement and the proxy will be mailed to the stockholders on May 3, 1994.

  Only stockholders of record at the close of business April 26, 1994 are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 12,407,027 shares of common stock, $1 par value. Each outstanding share entitles the record holder to one vote. In the election of directors and on all other matters presented for a vote of the stockholders, abstentions and broker nonvotes will be considered solely for quorum purposes.

  It is anticipated that the solicitation of proxies will be by mail and that the expense of such solicitation will include the cost of preparing and mailing this proxy statement and the accompanying form of proxy. Such expense may also include ordinary charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The total amount of such expense of solicitation will be paid by the Company.

ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, elected for terms of three years and until their successors are elected and qualified. At the meeting two Class II directors are to be elected. The proxies named in the accompanying proxy intend to vote for the election of Messrs. Weary and Marion. In the event the nominees should become unavailable, which is not anticipated, the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors. The two nominees for election as Class II directors who receive the greatest number of votes cast for election of directors at the meeting, a quorum being present, shall become directors.

INFORMATION CONCERNING NOMINEES
  The following table sets forth information with respect to the nominees to the Board of Directors:

Class II

[Photo of]
DANIEL C. WEARY (66)
Secretary and Member of
Compensation and Pension
Committees

Served as director since 1968; partner in Blackwell Sanders Matheny Weary & Lombardi, law firm retained by the Company as general counsel.

[Photo of]
ANDRE F. MARION (58)
Member of Compensation and Audit
Committees

Served as director since February 1988. In 1981 Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instrumentation for biotechnology research, and served as Chairman of the Board and Chief Executive Officer until February 18, 1993 at which time it merged with the Perkin Elmer Corporation, a manufacturer of medical devices, of which he is a Vice President and President of its Applied Biosystems Division.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
  The following table sets forth information with respect to the directors who are continuing in office for the respective periods indicated and until their successors are elected and qualified.


                               TERM EXPIRING 1995

Class III

[Photo of]
THOMAS A. MCDONNELL (48)
Member of Compensation and
Audit Committees

Served as director since April 1994. Mr. McDonnell has served as Vice Chairman of the Board and Chief Executive Officer of DST Systems, Inc. ("DST"), a provider of data processing based services to the financial industry, since October 1984. He has served as President of DST from 1973 until October 1984 and from March 1987 to the present, and has been its Treasurer since 1973. Mr. McDonnell has been Executive Vice President of Kansas City Southern Industries, Inc. ("KCSI"), a holding company and parent of DST, since February 1987, and a member of the Office of the Chief Executive of KCSI since 1989. He is a director of KCSI, Informix Software, Inc., the Continuum Corporation and BHA Group, Inc.

[Photo of]
C. PHILIP LARSON JR., M.D. (59)
Member of Technology Committee

Served as director since February 1988. Since 1984, Dr. Larson has served as Professor of Anesthesia and Surgery (Neurosurgery) at Stanford University School of Medicine; Professor and Vice Chairman of the University of California Medical Center, San Francisco from 1969-1972. Dr. Larson presently serves on the Editorial Board of "Current Reviews in Clinical Anesthesia", the Anesthetic and Life Support Drugs Advisory Committee of the U.S. Food and Drug Administration, is President of the Sloan Alumni Advisory Board of the Stanford Graduate School of Business and is a member of the Puritan-Bennett Corporation Medical Advisory Board.

                               TERM EXPIRING 1996

Class I

[Photo of]
FRANK P. WILTON (64)
Member of Audit and
Pension Committees

Served as director since January 1987. Since 1972, Mr. Wilton has served as President and Chief Executive Officer of Ethox Corp., a manufacturer of sterile disposable medical products. Mr. Wilton currently serves as a director of Chase Investment Council Corp.

[Photo of]
BURTON A. DOLE JR. (56)
Chairman of the Board, President,
Chief Executive Officer and Member
of the Technology Committee

Served as Chairman of the Board, President and Chief Executive Officer since April 1986, President and Chief Executive Officer from 1980-1986. Mr. Dole also currently serves as treasurer of the Anesthesia Patient Safety Foundation, a director of the Health Industry Manufacturers Association and chairman of the Federal Reserve Bank of Kansas City.

[Photo of]
CHARLES A. DUBOC (71)
Member of Compensation and
Pension Committees

Served as director since February 1988. Since April 1985 Mr. Duboc has been a private investor. Prior to April 1985 he was Chairman of the Board and Chief Executive Officer of The Western Casualty and Surety Company, a casualty insurance company. Mr. Duboc currently serves as a director of Yellow Corporation.

  Mr. Thomas A. Reed retired from the Board of Directors in December 1993. Mr. Reed served as a director since 1974. Both the Company and the Board wish to express their appreciation for his many years of fine service.
  The Board of Directors of the Company held nine meetings during the last fiscal year. All directors attended each of the meetings of the Board of Directors and Board committees on which they are members, except two directors were absent at one meeting and one director was absent at two meetings.
  The Board has an Audit Committee, Compensation Committee, Pension Committee and Technology Committee. The Board does not have a nominating committee.
  Messrs. Reed and Wilton served as members of the Audit Committee, which held two meetings during the last fiscal year. Mr. Marion replaced Mr. Reed on the Committee and Mr. McDonnell has been appointed to the Committee. The Audit Committee annually recommends to the Board the appointment of independent auditors of the Company and its subsidiaries, reviews the scope of audits, determines the duties and responsibilities of, and reviews the annual program for, the internal auditing staff, and receives and takes action deemed appropriate with respect to audit reports submitted.
  Messrs. Duboc, Reed and Weary served as members of the Compensation Committee which held three meetings during the last fiscal year. Mr. Marion replaced Mr. Reed on the Committee after Mr. Reed retired and Mr. McDonnell has been appointed to the Committee. The Compensation Committee reviews and makes recommendations to the Board with respect to compensation programs affecting the Company and its subsidiaries, approves compensation to be paid to the officers of the Company and administers the 1988 Employee Stock Benefit Plan.
  Dr. Larson and Messrs. Marion and Dole served as members of the Technology Committee, which held two meetings during the last fiscal year. Mr. Marion has retired as a member of the Technology Committee as a result of his appointment to the Audit and Compensation Committee. This committee assists and advises the Board on trends in technology as they relate to the Company's activities.
  Messrs. Wilton, Duboc and Weary served as members of the Pension Committee, which held two meetings during the last fiscal year. This committee meets with investment advisors of and monitors the activities of the company's Pension Plan and Trust.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

  To the knowledge of the Company, the beneficial ownership of the common stock of the Company as of April 26, 1994 held by holders of more than 5% of the outstanding common stock of the Company was as follows:


                          Name and Address of                           Number         Percent of
                           Beneficial Owner                            of Shares         Class
                           ----------------                           ------------       -----
PRIMECAP Management Company, 225 South Lake Avenue,
   #400, Pasadena, California........................................   668,200/1/        5.6%
Capital Research and Management Company,
   333 South Hope Street,
   Los Angeles, California...........................................   726,000/2/        6.1%
J.P. Morgan & Co. Incorporated, 60 Wall Street,
   New York, New York................................................ 1,264,300/3/       10.5%
First Pacific Advisors, Inc., 11400 West Olympic Blvd.,
   Suite 1200, Los Angeles, California............................... 1,246,000/4/       10.4%
Trimark Investment Management, Inc., One First Canadian Place,
   Suite 5600, Toronto, Ontario, Canada..............................   784,000/5/        6.6%
Teacher Retirement System of Texas, 100 Red River Street,
   Austin, Texas.....................................................   724,000/6/        6.0%


- ------------

  /1/ Includes 4,200 shares held in the PRIMECAP Management Company Profit
      Sharing Trust (based on filing with the Securities and Exchange Commission dated January 28, 1994).
  /2/ Capital Research and Management Company, an operating subsidiary of The
      Capital Group, Inc., exercised as of December 3, 1993, investment discretion with respect to 726,000 shares, or 6.06% of Puritan-Bennett's outstanding shares, which were owned by various institutional investors. Said subsidiary has no power to direct the vote of the above shares (based on filing with the Securities and Exchange Commission dated February 11,
      1994).
  /3/ Beneficial owner indicated it has sole voting power with respect to 923,000 shares, and sole dispositive power with respect to 1,264,300 shares (based on filing with the Securities and Exchange Commission dated December 31, 1993).
  /4/ Beneficial owner has shared voting power over 355,000 shares and shared dispositive power over 1,246,000 shares (based on filing with the Securities and Exchange Commission dated February 9, 1994).
  /5/ Beneficial owner indicated it has sole voting power with respect to 784,000 shares, and sole dispositive power with respect to 784,000 shares, (based on filing with the Securities and Exchange Commission dated February 10, 1994).
  /6/ Beneficial owner indicated it had sole voting power with respect to 724,000 shares (based on filing with the Securities and Exchange Commission dated February 7, 1994).

  IDS Bank & Trust, Minneapolis, Minnesota, as trustee under the Puritan-Bennett Retirement Savings & Stock Ownership Plan for the Company's employees, held 659,784 shares of the common stock on December 31, 1993. Shares held by the trustee on account of each of the participating employees will be voted by the trustee in accordance with written instructions from the participants and where no instructions have been received or with respect to unallocated shares, as the Benefits Administration Committee of the company shall determine.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following information is given as to the chief executive officer and the four other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal year ended December 31, 1991, the one month period ended January 31, 1992, the fiscal year ended January 31, 1993 ("fiscal '93") and the fiscal year ended January 31, 1994 ("fiscal '94").

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation/1/                              Long Term Compensation
                              ----------------------                              ----------------------

                                                                                Restricted       Securities
Name and                                                      Other Annual        Stock          Underlying          All Other
Principal Position        Year         Salary       Bonus    Compensation/2/    Award(s)/3/    Options/SARs(#)    Compensation/4/
- ------------------        ----         ------       -----    ---------------    -----------    ---------------    ---------------
BURTON A. DOLE, JR.       1994        $320,830    $ 48,123       $     -          $     -           30,000            $4,027
 Chairman, President      1993         298,750     268,845             -                -           30,000             3,801
 and Chief Executive      Jan 1992      23,750       3,563             -                -                -               487
 Officer                  1991         282,083      42,313         5,329                -           25,000             3,263

JOHN H. MORROW            1994         212,054      25,500             -                -           15,000             3,846
 Executive Vice           1993         199,337     143,507             -                -           15,000             3,704
 President and Chief      Jan 1992      16,000       1,920             -                -                -               338
 Operating Officer        1991         190,000      22,800         1,709                -           15,000             3,143

ROBERT L. DOYLE           1994         182,170      19,128             -                -            7,500             3,819
 Senior Vice President    1993         167,333     108,336        20,888                -            5,000             3,582
                          Jan 1992      13,333       1,400         1,741                -                -               364
                          1991         158,333      16,625         2,428                -            7,000             3,143

THOMAS E. JONES           1994         170,840      58,748             -                -            7,500             3,807
 Senior Vice President    1993         149,167     105,718         1,661                -            7,000             3,672
                          Jan 1992      11,667       2,620           138                -                -               253
                          1991         138,336      33,620        14,230                -            7,000             3,143

ALEXANDER R. RANKIN/5/    1994         136,865      47,903             -           34,125           15,000             3,433
 Vice President           1993               -           -             -                -                -                 -
                          Jan 1992           -           -             -                -                -                 -
                          1991               -           -             -                -                -                 -

- ------------

/1/ Compensation deferred at election of executive includable in category and year earned.

/2/ Amounts in this column are above-market earnings on deferred compensation accounts maintained in trust accounts in a bank. Such amounts include investment earnings and additional amounts to be paid by the Company in future years based upon earnings and the participants contributions during the year.

/3/ A grant of 1,500 shares of restricted stock was made to Mr. Rankin in connection with his employment by the Company on April 1, 1993. The shares have a four-year vesting period with 25% of the stock vesting on the first, second, third and fourth anniversary dates of the award. Mr. Rankin has the right to vote and receive dividends on the shares. The value of the award shown in the table was based on the market value of the shares as of the date of the grant. The market value as of the close of the fiscal year was $30,000.

/4/ Amounts in this column include Company matching contributions for fiscal '94 under the Company's 401(k) savings plan as follows: Mr. Dole, $3,432; Mr. Morrow, $3,336; Mr. Doyle, $3,310; Mr. Jones, $3,296; and Mr. Rankin, $2,923. The balance shown for fiscal '94 represents insurance premiums for term life insurance for the benefit of such executive officers.

/5/ Mr. Rankin was hired by the Company and became an executive officer of the Company in April 1993.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants in fiscal 1994 to the named executive officers.

                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                Individual Grants                                     Price Appreciation for Option Term /1/
- ----------------------------------------------------------------------------------    --------------------------------------

                       Number of         % of Total
                       Securities        Options/SARs
                       Underlying        Granted to      Exercise or
                       Options/SARs      Employees in    Base Price     Expiration
Name                   Granted (#)/2/    Fiscal Year     ($/Sh)         Date          0%/3/     5%/4/        10%/4/
- ----                   --------------    ------------    ------         ----          -----     -----        ------
BURTON A. DOLE, JR.            30,000        14.0        $22.75         4/1/2003       $0      $429,210    $1,087,740
JOHN H. MORROW                 15,000         7.0         22.75         4/1/2003        0       214,605       543,870
ROBERT L. DOYLE                 7,500         3.5         22.75         4/1/2003        0       107,303       271,935
THOMAS E. JONES                 7,500         3.5         22.75         4/1/2003        0       107,303       271,935
ALEXANDER R. RANKIN            15,000         7.0         22.75         4/1/2003        0       214,605       543,870
- ------------


/1/ Based on actual term and annual compounding.
/2/ Mr. Dole's option is exercisable 15,000 shares on 4/1/94, 10,605 shares on 4/1/95 and 4,395 shares on 1/1/03. Mr. Morrow's option is exercisable 7,500 shares on 4/1/94, 3,105 shares on 4/1/95 and 4,395 shares on 1/1/03. Mr.
    Doyle's option is exercisable 1,134 shares on 1/1/97 and 4,395 shares on 1/1/98 and 1,971 shares on 1/1/99. Mr. Jones' option is exercisable 1,519 shares on 1/1/96, 4,395 shares on 1/1/97 and 1,586 shares on 1/1/98. Mr.
    Rankin's option is exercisable 4,395 shares on 4/1/94, 4,395 shares on 4/1/95, 4,395 shares on 1/1/96 and 1,815 shares on 1/1/97. However, options may only be exercised as to shares exercisable during employment (except for death, total disability or retirement pursuant to Company retirement plans) and must be exercised within 90 days after termination of employment. All options become immediately exercisable for a period of 30 days preceding certain events that may result in a change of control or liquidation or sale of substantially all of the assets of the Company. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations may be paid by offset of the underlying shares, subject to certain conditions.
/3/ No gain to the optionees is possible without an increase in stock appreciation, which will benefit all stockholders.
/4/ These amounts represent certain assumed rates of appreciation only and have no correlation to current or future market conditions.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

  The following table provides information on options exercised in fiscal '94 by the named executive officers and the value of such officers' unexercised options at January 31, 1994.


                                                         Number of Securities          Value of Unexercised
                       Shares Acquired    Value          Underlying Unexercised        In-the-Money Options/
Name                   on Exercise (#)    Realized/1/    Options/SARs at FY-End (#)    SARs at FY-End/2/
- ----                   ---------------    -----------    --------------------------    -----------------

                                                         Exercisable/Unexercisable     Exercisable/Unexercisable
                                                         -------------------------     -------------------------
BURTON A. DOLE, JR.         None             None             104,848/79,052                 131,096/None
JOHN H. MORROW             4,947          $62,755              59,133/46,367                 236,795/None
ROBERT L. DOYLE             None             None              18,615/17,885                    None/None
THOMAS E. JONES            1,000           10,690              23,900/14,500                    None/None
ALEXANDER R. RANKIN         None             None                None/15,000                    None/None
- ------------


/1/ Market value of underlying securities at exercise, minus the exercise or base price.
/2/ Based on the closing stock price on January 31, 1994 of $20.00 per share, minus the exercise or base price.

PERFORMANCE GRAPHS

  The following graphs compare the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total returns of the S&P 500 Index and the S&P Medical Products & Supplies Index for the three fiscal years ending December 31, 1989, 1990 and 1991, the thirteen month period ending January 31, 1993 and the fiscal year ending January 31, 1994 (fiscal '94) and comparable returns for the eight fiscal years ending December 31, 1984 through 1991, the thirteen month period ending January 31, 1993 and the fiscal year ending January 31, 1994 (fiscal '94). The Company has presented ten year and one month data to provide a longer time perspective.


                             [GRAPH APPEARS HERE]

        61-MONTH CUMULATIVE TOTAL RETURNS* PURITAN-BENNETT CORPORATION,
            S&P 500 INDEX AND S&P MEDICAL PRODUCTS & SUPPLIES INDEX

Measurement Period           PURITAN        S&P          S&P MEDICAL
(Fiscal Year Covered)        BENNETT        500 INDEX    PROD & SUPP
- -------------------          ----------     ---------    -----------
FYE 12/31/88                 $100           $100         $100
FYE 12/89                    $155           $132         $137
FYE 12/90                    $148           $128         $161
FYE 12/91                    $155           $166         $263
FYE  1/93                    $188           $181         $217
FYE  1/94                    $130           $204         $180

- ------------
  *$100 invested on 12/31/88 in stock or index--including reinvestment of dividends. Fiscal year ending December 31 from 1988-1991, January 31, thereafter.


                             [GRAPH APPEARS HERE]

        121-MONTH CUMULATIVE TOTAL RETURNS* PURITAN-BENNETT CORPORATION,
            S&P 500 INDEX AND S&P MEDICAL PRODUCTS & SUPPLIES INDEX

Measurement Period           PURITAN        S&P          S&P MEDICAL
(Fiscal Year Covered)        BENNETT        500 INDEX    PROD & SUPPLIES
- -------------------          ----------     ---------    ---------------
FYE 12/83                    $100           $100         $100
FYE 12/84                    $ 61           $106         $ 85
FYE 12/85                    $133           $140         $134
FYE 12/86                    $253           $166         $179
FYE 12/87                    $332           $175         $191
FYE 12/88                    $273           $204         $180
FYE 12/89                    $422           $268         $247
FYE 12/90                    $403           $260         $290
FYE 12/91                    $422           $339         $474
FYE  1/93                    $513           $368         $391
FYE  1/94                    $356           $415         $323

- ------------
  *$100 invested on 12/31/83 in stock or index--including reinvestment of dividends. Fiscal year ending December 31 from 1983-1991, January 31, thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is intended to provide a total compensation package that will be competitive, motivate, reward superior performance and retain key executives. The Company's compensation policies applicable to its senior managers, including the executive officers, consist of three major components: salary, annual bonus and long term incentive compensation.
  BASE SALARY. The Company has established and annually updates salary ranges for each executive officer position. The midpoint of the range for each position is intended to reflect the average base salary for similar positions in similar companies. To determine average base salary for similar positions in similar companies, the Company uses external industry salary surveys of medical device and other technology oriented manufacturers. Where sample sizes are large enough to permit, the Company specifically uses the portion of such surveys related to companies of similar size. Once the midpoint of the range for a given position is established or updated, the range minimum is set to 80% and the range maximum is set to 120% of midpoint.
  Salaries of individual executive officers are reviewed annually. The rate of annual adjustment is based upon the combination of two factors: (1) where the individual's compensation is within the relevant range (i.e., lower third, middle third, or upper third); and (2) and the individual's performance appraisal. For example, a combination of lower position in range and higher performance leads to higher annual adjustments and vice versa.
  Mr. Dole, the chief exectuive officer, recommends such salaries for all executive officers, except for himself, to the Compensation Committee and the Compensation Committee then finally establishes such salaries annually. The Compensation Committee annually recommends to the Board of Directors adjustments in the salary of the chief executive officer and the Board approves or rejects this recommendation.
  In April 1994, the Committee recommended and the Board approved a salary increase for Mr. Dole of 4.6% and the Committee approved an average salary increase of 5.7% for the other four executive officers named in the Summary Compensation Table. After adjustment, the base salary of Mr. Dole, who at the time had been chief executive officer of the Company for 14 years and Chairman of the Board for 8 years, was above the relevant range midpoint but within the middle third of the range.
  ANNUAL BONUS. Officers' bonuses are tied primarily (70%) to Company annual financial performance and secondarily (30%) to individual annual performance. Under the Company's bonus plan, an individual bonus cannot exceed the individual participant's base salary. The measure of annual financial performance used is pre-bonus, after-tax return on average assets employed (ROA), excluding such extraordinary items that the chief executive officer may recommend and the Compensation Committee may approve. For those officers with major business unit responsibility, the annual financial performance element of the bonus calculation is, in turn, based 60% on the ROA of the major business unit and 40% on the ROA of the Company. Company and major business unit ROA schedules are established and communicated prospectively each year. Bonus potential as a percentage of base salary is also established for and communicated to each officer prospectively each year.
  Mr. Dole's annual bonus as a percentage of his base salary has fluctuated from 15% in 1991 to 90.0% in fiscal '93, to 14.8% in fiscal '94. Similarly, the annual bonus as a percentage of base salary for three of the other four executive officers named in the Summary Compensation Table taken as a group has fluctuated from 14.0% in 1991 to 63.2% in fiscal '93, to 18.3% in fiscal '94. Mr. Rankin's fiscal '94 bonus was fixed at an agreed minimum amount under the terms of his employment in April of 1993. Almost all of these fluctuations were due to differences in Company and major business unit annual financial performance.
  LONG-TERM INCENTIVE COMPENSATION. The third major component of the officers' compensation consists of stock options and awards of restricted stock. Whereas the annual bonus plan is designed primarily to link cash compensation to near term financial performance, the primary purpose of granting stock options and awards is to link the non-cash compensation of the executive officers and other participating employees with the long-term interests of the stockholders. For all executive officers named above and for most other participating employees, the Committee has been using stock options to achieve this link. Options are issued at 100% of fair market value so that officers and other participating employees will benefit only when the price of stock increases for the benefit of all stockholders of the Company.
  The Committee awarded stock options to approximately 175 of its employees in April 1994, including options for 30,000 shares to Mr. Dole and options for 35,500 shares to the other four executive officers named above, taken as a group. The grants to Mr. Dole and to the other executive officers reflect the Committee's desire to focus them on maximizing shareholder value over the long term and the potential they have to do so. The Committee has established target level guidelines for stock options for various other levels of management based upon the individual's performance and potential to improve shareholder value, as recommended by the chief executive officer. In keeping with past practice, the Committee also awarded shares of restricted stock to approximately 50 non-management employees, to whom stock options were not granted, in small amounts as rewards for individual achievement.
  The past year was an uncommonly challenging one for the U.S. medical device industry, especially manufacturers of critical care devices, such as the Company, and this period of uncommon challenge is expected to continue for an indeterminate time. The combined effect of health care reform uncertainty on hospital capital equipment purchases and the increasingly demanding FDA regulatory environment is severely testing the leadership of such companies. Recent enforcement actions by the FDA, focused on manufacturers of critical devices, have resulted in criminal indictments of executives, civil monetary penalties proposed to be assessed against both companies and their executives, consent decrees requiring compliance with Good Manufacturing Practice and Medical Device Reporting requirements and plant shut-downs. In such an environment, the need for able leadership is significantly increased at the same time that the attractiveness of such leadership positions and responsibilities is significantly diminished.
  The Company and its management have been substantially and directly affected by this changed environment. In response to changed market and regulatory environments, the Company and its management have, after extended negotiations, signed a consent decree and significantly restructured the Company's business. Although as a result of such actions the financial performance for the year has been very disappointing, the Compensation Committee and the Board believe management has performed well in responding to such challenges. Accordingly, as pointed out above, bonuses payable for financial performance were not paid except to managers of the Company's Puritan Group, based upon that unit's financial performance, and to an officer hired in April of 1993 under an arrangement providing for a minimum first year's bonus. However, in recognition of senior management's leadership in meeting uncommon challenges during the past year, bonuses were paid under the individual performance portion of the bonus plan to senior management, including the executive officers named in the Summary Compensation Table and in the amounts shown in the Table, and, in order to motivate and retain senior management for the future, the Committee awarded grants of restricted stock, vesting over four years, to 18 senior managers, including 15,000 shares to Mr. Dole, 7,500 shares to Mr. Morrow, 4,000 shares to Mr. Jones, 3,750 shares to Mr. Doyle and 2,500 shares to Mr. Rankin. The Committee has also recently engaged independent, nationally known, compensation consultants to advise the Committee with respect to the compensation policies of the Company.
  The Omnibus Budget Reconciliation Act of 1993 generally disallows deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated executives of public companies in excess of $1,000,000 for any year. Because current compensation levels fall significantly below that amount, the Committee has not yet adopted a policy with respect to this limitation.

  Charles A. Duboc    Andre F. Marion    Thomas A. McDonnell    Daniel C. Weary

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's compensation committee during most of the fiscal year '94, was composed of Mr. Charles Duboc, Mr. Thomas A. Reed and Mr. Daniel C. Weary, none of whom also served as an executive officer of any other entity. Mr. Reed retired in December of 1993 and was replaced by Mr. Marion. Mr. McDonnell was appointed to the Committee in April of 1994. No executive officer of the Company served as a member of the compensation committee or as a director of another entity (except for non-profit organizations) during such fiscal year. Mr. Weary is Secretary of the Company and is a partner in the law firm of Blackwell Sanders Matheny Weary & Lombardi, retained by the Company as general counsel.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company are compensated with a retainer fee of $13,000 per annum plus $3,000 per annum for serving as a member on each committee, plus an additional $1,000 per committee membership if the director serves as chairman. Separate fees for attendance at meetings of the Board and committees are not paid. Directors are eligible for group term life insurance of $50,000 paid for by the Company.
  The Company also maintains a retirement plan for non-employee directors that provides for payments to a retiring director who has completed a minimum of five years of continuous service and attained the age of 60. Such payments will equal the larger of the annual retainer currently in effect at the time of retirement or the highest average annual retainer and committee fees paid to such director during the three immediately preceding years. The payment will be reduced by 10% per year for each year of service less than ten years.
  During fiscal '94, the Company also paid Dr. Larson $3,000 for his services as a member of the Company's Medical Advisory Board and $25,737 for consulting services relating to the Company's continuous blood gas analyzer products.

RETIREMENT BENEFITS

  The Company maintains a qualified defined benefit pension plan, the Restated Puritan-Bennett Pension Plan (the "Retirement Plan") in which Mr. Dole, Mr. Morrow, Mr. Doyle, Mr. Jones, and Mr. Rankin are participants. The Company also maintains a nonqualified supplemental pension plan for designated executive officers, the Puritan-Bennett Corporation Supplemental Retirement Benefit Plan (the "Supplemental Retirement Plan"), which provides benefits that would otherwise be denied participants in the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. Messrs. Dole, Morrow, Doyle and Jones are participants in the Supplemental Retirement Plan.
  The following table shows the estimated maximum annual pension benefits payable to employees, including executive officers, upon retirement at age 65, in various remuneration and years-of-service classifications assuming the election of a retirement benefit payable as a straight life annuity and assuming they are covered by both the Retirement Plan and the Supplemental Retirement Plan.

                                YEARS OF SERVICE

Remuneration  10 Years  15 Years  20 Years  25 Years  30 or more Years
- ------------  --------  --------  --------  --------  ----------------
  $100,000    $ 14,670  $ 22,005  $ 29,340  $ 36,675      $ 44,010
   200,000     120,000   120,000   120,000   120,000       120,000
   300,000     180,000   180,000   180,000   180,000       180,000
   400,000     240,000   240,000   240,000   240,000       240,000
   500,000     300,000   300,000   300,000   300,000       300,000

  Covered compensation includes salary, bonus (both as reported in the Summary Compensation Table) and other amounts reported on Treasury Form W-2 plus elective contributions under 401(k) and 125 plans and excludes all reimbursements or other expense allowances, fringe benefits, moving expenses and deferred compensation. The calculation of retirement benefits under the Plans generally is based upon average earnings for the highest five consecutive years. Sections 401(a)(17) and 415 of the Internal Revenue Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1993, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Retirement Plan was $235,840. For 1994, such maximum amount is $150,000.
  The compensation for the 12 months ended December 31, 1993, covered by the plans for the persons named in the Compensation Table was: Mr. Dole, $416,291; Mr. Morrow, $263,436; Mr. Doyle, $222,522; Mr. Jones, $204,888 and Mr. Rankin,
$184,987.
  Those executive officers named in the Summary Compensation Table have years of credited service under the Plans as follows: Mr. Dole (14), Mr. Doyle (10), Mr. Jones (20), Mr. Morrow (15) and Mr. Rankin (1). The above annual pension benefits are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACT AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has a five-year employment agreement with its President, Burton A. Dole, Jr., which is automatically extended for an additional one year period on each anniversary date of his employment. In the discretion of the Board of Directors, the minimum annual compensation may be increased during the term of the agreement. The minimum annual compensation under this agreement is currently $340,000. In addition, Mr. Dole participates in the Company's Management Incentive Bonus Plan, and the Company will be obligated to pay Mr. Dole upon his termination without cause, or upon his election to terminate the agreement in the event that the Company participates in a merger or consolidation wherein it is not the surviving corporation or in the event that the Company liquidates, dissolves or disposes of substantially all of its assets, the amount of compensation at his minimum annual rate then in effect for five years. Further, Mr. Dole has the option to terminate the agreement if any other corporation, person, entity or group thereof acting in concert shall acquire control of 50% or more of the capital stock of the Company, in which event, or in the event of Mr. Dole's death, the Company will be obligated to pay Mr. Dole or his estate, an amount equal to three years' compensation at the minimum annual rate then in effect. The amounts paid to Mr. Dole under this agreement for fiscal '94 are included in the Compensation Table above.

INDEBTEDNESS OF MANAGEMENT

  During fiscal '94, the Company had outstanding to Robert Doyle, an executive officer of the Company, a 17-year mortgage loan in an amount of $178,995, bearing contingent interest equal to 19.16% of the net appreciated value of the mortgaged property, that is due and owing to the Company upon the occurrence of any one of certain events described in the loan note, including the sale or transfer of the property encumbered. This loan enabled Mr. Doyle to purchase a personal residence necessitated by his relocation, at the Company's request, during 1989 to an area of the country that was experiencing at the time unusually high real estate values. In addition, Mr. Doyle had an outstanding demand loan during fiscal '94 of $30,000, bearing interest at 7% per year, for personal purposes.
  Mr. Rankin, an executive officer of the Company, had an outstanding swing loan of $325,000, bearing interest at 7% per year, for the purchase of his residence. This loan was repaid by the end of the year.
  Beginning fiscal '94, the Company had outstanding to David Niles, an executive officer of the Company, a 17-year mortgage loan in an amount of $130,047, bearing contingent interest equal to 47.4% of the net appreciated value of the mortgaged property, that is due and owing to the Company upon the occurrence of any one of certain events described in the loan note, including the sale or transfer of the property encumbered. This loan enabled Mr. Niles to purchase a personal residence necessitated by his relocation, at the Company's request, during 1990 to an area of the country that was experiencing at the time unusually high real estate values. Mr. Niles made principal payments of $26,010 during fiscal '94 on this loan and the remaining balance of this loan was forgiven in connection with another relocation at the request of the Company during fiscal '94.

SECURITY OWNERSHIP OF MANAGEMENT

  The following information is given as to the beneficial ownership of shares of Common Stock of the Company by the above named executive officers, by all the directors and by all of the executive officers and directors as a group as of April 26, 1994.

Name                                      No. of Shares /1/  Percent of Class*
- ----                                      -----------------  -----------------
BURTON A. DOLE, JR. /1,2/................     238,200               1.9
JOHN H. MORROW /1,3/.....................      92,070
ROBERT L. DOYLE, JR. /1,4/...............      28,018
THOMAS E. JONES /1,5/....................      45,543
ALEXANDER R. RANKIN /1,6/................       8,595
ANDRE F. MARION /1/......................         200
C. PHILIP LARSON, JR. M.D./1/............       1,400
CHARLES A. DUBOC /1/.....................       4,000
FRANK P. WILTON /1/......................       1,100
DANIEL C. WEARY /1/......................      21,000
THOMAS A. MCDONNELL /1/..................       2,500
ALL DIRECTORS AND
EXECUTIVE OFFICERS AS A GROUP /7/........     498,320               4.0

- -----------------
* Percentages are omitted for persons who have less than 1% of the shares outstanding.

/1/ Beneficial owner indicated has sole voting and investment power except that
    C. Philip Larson, Jr. M.D. shares voting and investment power with respect to his shares. In addition, shares credited to officers in the Retirement Savings & Stock Ownership Plan are included in the table as of March 31, 1994. Additional shares may have been accumulated since that date and participants in that Plan do not have investment power over all of the shares credited to their accounts. Beneficial ownership of shares held by the immediate families or family trusts of the executive officers and directors has been, or is being, specifically disclaimed by certain nominees, directors and officers in ownership reports filed with the SEC.
/2/ Includes 130,927 shares held under options exercisable within 60 days and
    15,000 shares of restricted stock.
/3/ Includes 66,633 shares held under options exercisable within 60 days and
    7,500 shares of restricted stock.
/4/ Includes 18,615 shares held under options exercisable within 60 days and
    3,750 shares of restricted stock.
/5/ Includes 24,476 shares held under options exercisable within 60 days and
    4,000 shares of restricted stock.
/6/ Includes 4,395 shares held under options exercisable within 60 days and
    3,625 shares of restricted stock.
/7/ Includes 290,432 shares issuable upon exercise of stock options exercisable within 60 days and 37,625 shares of restricted stock.

STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy statement for the Company's Annual Meeting to be held in 1995, stockholder proposals must be received by the Company on or prior to January 2, 1995.

OTHER MATTERS

  The Board of Directors knows of no other matters that may be presented at the Annual Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the Proxy will vote according to their best judgment.

  Representatives of Ernst & Young, the Company's independent auditors for the fiscal year ended January 31, 1994, are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. The Company has followed the practice in the past of annually selecting the firm of independent accountants for the current year by action of the Board of Directors upon recommendation by the Audit Committee in the latter part of the fiscal year, and anticipates that such selection will be made for the current year in this manner.

  The Company has been informed by Ernst & Young that no member of the firm has any financial interest, either direct or indirect, in the Company or any of its subsidiaries and that during the past three years no such member has had any connection with the Company or any of its subsidiaries in any capacity other than that of independent auditors.

  Stockholders are requested to fill in, date, sign and return the enclosed Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person if you so desire, otherwise your Proxy will be voted for you.

                       BY ORDER OF THE BOARD OF DIRECTORS

                         BURTON A. DOLE, JR.
                         Chairman, President and
                         Chief Executive Officer

DANIEL C. WEARY
Secretary

Overland Park, Kansas
May 3, 1994

                               GRAPHICS APPENDIX


1. Page 10 of the Proxy Statement contains a graph comparing the cumulative shareholder return on the Common Stock of the Company for the last five years with the cumulative total return on the S&P 500 Index and the S&P Medical Products & Supplies Index. Page 10 of the Proxy Statement also contains a graph comparing the cumulative shareholder return on the Common Stock of the Company for the last 10 years with the cumulative total return on the S&P 500 Index and the S&P Medical Products and Supplies Index.

2. Page 3 of the Proxy Statement contains photographs of each of the two nominees for election as directors at the Company's 1994 Annual Meeting of Stockholders, and pages 4, 5, and 6 contain photographs of each of the other 5 directors of the Company.

PURITAN-BENNETT CORPORATION
9401 Indian Creek Parkway
P.O. Box 25905
Overland Park, Kansas
66225-5905
- ---------------------------

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Burton A. Dole, Jr. and Daniel C. Weary as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Puritan-Bennett Corporation held of record by the undersigned on April 26, 1994, at the annual meeting of the stockholders to be held on June 10, 1994, or any adjournment thereof.

1. ELECTION OF DIRECTORS
   FOR all nominees listed below
   (except as marked to the contrary below)   [_]

   WITHHOLD AUTHORITY
   to vote for all nominees listed below      [_]

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                     DANIEL C. WEARY       ANDRE F. MARION

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                  Dated_______________________________________

                                  ____________________________________________
                                  Signature

                                  _____________________________________________
                                  Signature if held jointly


                                  Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  Please Mark, Sign, Date and Return The Proxy
                                  Card Promptly Using The Enclosed Envelope.